Code of Business Conduct and Ethics

Introduction.  Griffin Asset Management, Inc. has a long-standing commitment to conduct its business in compliance with all applicable laws and regulations and in accordance with the highest ethical principles.  Among our guiding principles are honesty, integrity and quality in all that we do.  This Corporate Code of Business Conduct and Ethics containing these principles has been adopted by The Company’s Board of Directors and has been provided to our Employees in order to assist them in meeting our legal and ethical obligations.

The Code sets forth standards of conduct for all Employees.  The Code of Ethics is based on the principle that all Employees of The Company have a fiduciary duty to place the interests of The Company’s Clients above their own.  This Code is embodied in the Griffin Compliance Manual which covers a wide range of The Company’s policies, business practices, and procedures, as they may be revised from time to time.  The Code should be read in conjunction the complete Compliance Manual as all Employees are required to know, and to abide by, all of the applicable Company policies.

Upon hire, new Employees are briefed on the Code of Ethics, provided with a copy of it, and required to acknowledge in writing that they have read it and will abide by it.  All Employees are required to review the Code of Ethics annually and acknowledge that they have done so in writing.

Among other requirements, the Code of Ethics requires that all Employees disclose their personal securities transactions in any account in which they have a beneficial interest; adhere to the Code's rules for buying and selling securities, and maintain records of their personal accounts at the Company.  This latter requirement facilitates the monitoring of Employee compliance with the Code of Ethics by providing the Chief Compliance Officer with the means to review the personal account activity of Employees on an ongoing basis.

Within ten (10) days of commencement of employment with the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information on Appendix A – New Employee Security Report as of a date no more than 45 days prior to the date the person became an Employee: a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each security  in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

Annually, each Employee must certify that he or she has read and understands this Code and any amendment, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities required to be disclosed or reported pursuant to the requirements of this Code.   In addition, each Employee shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit of the Employee, and c) the date the report is submitted. Appendix B – Annual Employees Securities Report must be completed and submitted to the Chief Compliance Officer no later than 30 days after the end of the calendar year end.

All Employees must provide copies of all periodic broker account statements to the Compliance Officer if requested to do so.  Each Employee must report, no later than 30 days after the close of each calendar quarter, on the Securities Transaction Report attached hereto as Appendix C, all transactions in which the Employee acquired or sold any direct or indirect Beneficial Interest in a Security and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.  The Report may, however, exclude transaction effected pursuant to an Automatic Investment Plan.  The report will also identify any trading account, in which the Employee has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank.

The Compliance Officer will, on a quarterly basis, check the trading activity they participated in during the prior quarter to verify that the Employee has not violated the Code.  The Compliance officer will obtain the quarterly certification and reconcile with the Firm’s trading records to confirm that no violations occurred.  The Compliance Officer shall identify all Employees, inform those persons of their reporting obligations, and maintain a record of all current and former access persons.

If an Employee violates this Code, the Compliance Officer will report the violation to the Board of the Fund for appropriate remedial action which, [in addition to the actions specifically delineated in other sections of this Code,] may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Fund and/or the Adviser.

All Employees must notify the Company’s Chief Compliance Officer of transactions in most securities.  This may or not be done in advance but all employee transactions must be posted on the daily trading blotter.  Employee transactions are prohibited when they create an actual or apparent conflict of interest with trades of The Company’s Clients.  This does not apply to transactions in open-end mutual funds, certificates of deposit, short-term government obligations and certain other types of securities for which the potential for conflicts of interest is minimal.

Monitoring and Enforcement.  The Company’s Chief Compliance Officer has primary responsibility for monitoring all Employee trading activity and will review the daily trading blotters to ensure that Employees are complying with the Code of Ethics.

When there is reason to believe that an Employee has violated the Code of Ethics, the Chief Compliance Officer will investigate the matter.  Depending on the severity of the infraction, sanctions may include a warning, a fine, a personal trading ban, termination of employment, or referral to civil or criminal authorities.

Code of Ethics on File with SEC.  The Company is required to file its Code of Ethics as an exhibit to the annual ADV form, which is filed with the Securities and Exchange Commission.  The full text of the Code of Ethics may be obtained by viewing the public records of the SEC or by requesting a copy directly from our office.

The Code does not cover every issue that may arise, but it sets out basic principles to guide all Employees.  All Employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  If a law conflicts with a policy in the Code, the Employee must comply with the law and notify the Company’s Chief Compliance Officer and/or the President of the Company; however, if a local custom or policy conflicts with the Code, the Employee, officer or director must comply with the Code.  It is the responsibility of each Employee to carefully read, understand and comply with the Code and, as needed, to seek clarification on any point.  If any aspect of the Code is unclear, or there are questions or dilemmas that are not addressed, the Employee should ask her/his supervisor or the Company’s Chief Compliance Officer for guidance as to how to handle the situation.  Because the Code discusses both legal and ethical responsibilities, non-compliance with certain aspects of the Code could result not only in disciplinary action including dismissal, but may also subject the individual offender and The Company to civil and/or criminal liability.

In our industry, integrity and ethical behavior are all the more important because of the trust our Clients must place in us.  In building strong Client relationships over the years, Griffin Asset Management, Inc. has both earned and benefited from the trust of its Clients.  The linchpins of that trust are our ethical standards and behavior.  We must always do business in a manner that protects and promotes the interests of our Clients.

Truly ethical business practices are the product of more than a fear of legal ramifications or an appreciation of the competitive value of a good reputation.  Ethical business practices entail a clear understanding of right and wrong, and a motivation on the part of our Employees to act at all times in a manner of which they and The Company can be proud.  This means adhering to not only the letter but also the spirit of all applicable laws and regulations.  The Company thus defines standards of excellence and success to include adherence to a strong set of ethical principles at every step.

Compliance with Laws, Rules and Regulations.  Obeying the law, both in letter and in spirit, is the foundation of The Company's ethical standards.  All Employees are expected to respect and comply with all local, state, and federal laws and requirements as a condition for continued employment or service.  It is each individual’s responsibility to know and understand the laws applicable to his or her job responsibilities (including insider trading laws), to comply with both the letter and the spirit of those laws, and to act with the highest ethical standards of professional business conduct in their dealings with, or on behalf of, The Company and its Clients and vendors.  Furthermore, individuals must endeavor to avoid not only actual misconduct but also even the appearance of impropriety.  In the case of any questionable conduct, they must consider how they and The Company would be perceived if the conduct were publicized.  The Company does not tolerate unethical financial or business practices by Employees even when they do not violate the law.  Each individual should consult with his or her immediate supervisor or the Chief Compliance Officer with any questions concerning any legal or ethical requirements.

Conflicts of Interest.  The Company expects that each Employee will use good judgment, high ethical standards and honesty in all business dealings.  Observing these principles should prevent any conflict of interest.  Personal “conflicts of interest” exist any time Employees face a choice between their personal interests (financial or otherwise) and the interests of The Company and its Clients.  Conflicts of interest may call into question The Company’s integrity.  It is therefore crucial that service to The Company not be subordinated to personal gain and advantage and that all Employees be accountable for acting in the Client’s and The Company’s best interest.  Any individual in a position where his or her objectivity may be questioned because of an individual interest or family or personal relationship should notify and seek guidance from his or her immediate supervisor or the Company’s Chief Compliance Officer.  Similarly, any individual aware of a material transaction or relationship that could reasonably be expected to give rise to a personal conflict of interest should discuss the matter promptly with the Company’s Chief Compliance Officer.

A conflict situation can also arise when an Employee has interests that may make it difficult to perform his/her work objectively and effectively.  Conflicts of interest of this nature arise when an Employee or members of his or her family, receives improper personal benefits as a result of his/her position in The Company.  Conflicts of interest may not always be clear cut; Employees who have a question should consult with The Company's Chief Compliance Officer.

Reporting Violations; Protection against Retaliation.  It is the responsibility of all Employees who engage in or becomes aware of any conduct or activity, conflict or potential conflict that may violate the Code or an applicable law or regulation to promptly report the matter by notifying his or her immediate supervisor or our Chief Compliance Officer.  An individual may make a report anonymously, but must in any event provide enough information to enable The Company to properly address the matter.  No individual will be subject to retaliation of any kind (or threat of retaliation) for reporting in good faith any ethical concerns, suspected securities law violations or other suspected misconduct.

Insider Trading.  Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.  All non-public information about The Company should be considered confidential information.  To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.  The complete text of The Company's Insider Trading Policy is contained within this Compliance Manual.

Corporate Opportunities.  Employees are prohibited from taking personal advantage of opportunities discovered through the use of corporate property, information or position (other than those received in the ordinary course of doing business and approved by the Chief Compliance Officer).  Employees owe a duty to The Company to advance its legitimate interests when opportunities arise.  No Employee may use corporate property, information, or position for improper personal gain, and no Employee may compete with The Company directly or indirectly.

Outside Affiliations, Employment or Activities.  Employment and participation in other activities outside of The Company could interfere with an individual’s duties as an Employee.  Service by any Employee as a director, trustee or officer (paid, unpaid, elected, appointed or otherwise) of any business (other than The Company) or any charitable, civic, religious, political or educational organization should be disclosed to The Company’s Chief Compliance Officer if there is any question of possible conflict of interest or if any conflict of interest could be construed.  Moreover, service by any Employee on a board or in an advisory position with other Companies in the financial services industry, will not be permissible.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage over customers, suppliers, competitors, or Employees.  No gift or entertainment should ever be directly or indirectly offered, given, provided or accepted by any Employee, any family member of an Employee or any agent (acting in its capacity as such) to or from any customer, supplier or competitor of The Company unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot reasonably be construed as a bribe or payoff, and (5) does not violate any laws or regulations.  Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

Political Involvement.  The Company's policy is to comply with all applicable laws or regulations governing corporate political contributions.  Political donations for any candidate for federal office may not be made on behalf of The Company by any Employee.  Even in jurisdictions where corporate political contributions are legal, no Employee is authorized to make any contribution on behalf of The Company unless it has been reviewed and approved by The Company’s President.

In addition, the U. S. government has a number of laws and regulations regarding business gratuities which may be accepted by government personnel.  The promise, offer or delivery to an official or employee of the U. S. government of a gift, favor or other gratuity in violation of these rules would not only violate The Company’s policy but could also be a criminal offense.  State and local governments, as well as foreign governments, may have similar rules.

Safeguarding Company and Client Property.  Protection and Proper use of Company Assets.  Employees are not permitted to take or make unauthorized use of, steal, or knowingly misappropriate the property of the Company or any of its Clients for the individual’s own unauthorized use, the unauthorized use of another or for any improper or illegal purpose.  Employees are not permitted to remove, sell, loan, convey or dispose of any record, voucher, money or thing of value belonging to the Company or its Clients without the consent of the Company’s President.  No individual may destroy Company property, except in accordance with The Company’s policies or with proper authorization.  Participation in unlawful activities or possession of illegal items or substances, whether or not on Company property or business, may subject the individual to disciplinary action, including the possibility of dismissal.

Employees are obligated to protect The Company's assets, including its proprietary information.  Proprietary information includes intellectual property such as trade practices, systems, marketing or strategic plans, fees and revenues, databases, records, salary information and other knowledge considered proprietary by The Company.  This includes, but is not limited to, information stored on any computer system as well as proprietary software developed by or for The Company.  Unauthorized use, disclosure, or distribution of this information would violate The Company’s policy.  It could also be illegal and result in civil or even criminal penalties.

Confidential Information.  During the course of their service with The Company, individuals may acquire or be provided access to information regarding The Company’s Clients.  Employees must maintain the confidentiality of sensitive information entrusted to them by The Company and/or The Company’s Clients, except when disclosure is authorized by the Client, a supervisor, or required by laws or regulations.  Confidential information includes all non-public information that might be of unauthorized use to a third party, or which might be harmful to The Company or its Clients if disclosed.  The obligation to preserve confidential information continues even after employment ends.  This includes, but is not limited to, information stored in any Client or corporate files or on any computer system.

Any individual who possesses confidential information has an important responsibility to keep that information confidential within The Company, and to disclose such information internally only on a “need-to-know” basis.  Individuals must be discreet with this information and avoid communicating Company or Client matters in ways that are susceptible to interception or use by third parties.

Equal Employment Opportunity and Fair Dealing.  Griffin Asset Management, Inc. is committed to a work environment where individuals are treated with dignity and respect.  Equal employment opportunity is an essential part of this commitment.  The Company does not discriminate, and will not tolerate discrimination (including harassment), against any Employee or applicant for employment on any basis prohibited under applicable law.  Examples include derogatory comments based on racial, ethnic, or gender characteristics and unwelcome sexual advances.

The Company expects Employees to aggressively further the interests of The Company.  It also expects them to do so fairly, ethically and in a manner that fully complies with all applicable laws and regulations.  To that end, no individual should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing or practice.

Full, Fair, Accurate, Timely, and Understandable Disclosure.  It is crucial that all books of account, financial statements and records of The Company reflect the underlying transactions and any disposition of assets in a full, fair, accurate and timely manner.

All Employees who are involved in The Company’s disclosure process are required to know and understand the disclosure requirements applicable to The Company that are within the scope of their responsibilities, and must endeavor to ensure that information in documents that Griffin Asset Management, Inc. files with or submits to the SEC, or otherwise disclosed to the public, is presented in a full, fair, accurate, timely and understandable manner.  Additionally, each individual involved in the preparation of The Company’s financial statements must prepare those statements in accordance with all applicable accounting standards and rules so that the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of The Company.

Furthermore, it is critically important that financial statements and related disclosures be free of material errors.  Employees are prohibited from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity.  In that connection, no individual, or any person acting under his or her direction, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any of The Company’s internal auditors or independent auditors if he or she knows (or should know) that his or her actions, if successful, could result in rendering The Company’s financial statements materially misleading.

Business records and communications often become public, and Employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood.  This applies equally to e-mail, internal memos, and formal reports.  Records should always be retained according to The Company's record retention policies.

Amendments.  While this Code of Ethics may be revised from time to time, it is each individual’s responsibility to maintain an ongoing familiarity with this Code of Ethics.

Reporting any Illegal or Unethical Behavior.  All Employees are encouraged to talk to supervisors, the Chief Compliance Officer or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation.  Employees are required to report any violations of laws, rules, regulations or of the Code to the Chief Compliance Officer or the President.  All Employees are expected to cooperate in internal investigations of misconduct.

Compliance Procedures.  Employees must all work to ensure prompt and consistent action against violations of the Code.  However, in some situations it is difficult to know right from wrong.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.  These are the steps to keep in mind:

Make sure you have all the facts.  In order to reach the right solutions, we must be as fully informed as possible.

Ask yourself:  What specifically am I being asked to do?  Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with, and the alternatives you have.  Use your judgment and common sense.

Clarify your responsibility and role.  In most situations, there is shared responsibility.  Are your colleagues informed?  It may help to get others involved and discuss the problem.

Discuss the problem with your supervisor.  This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision making process.  Remember that it is your supervisor's responsibility to help solve problems.

Seek help from Company resources.  Any questions concerning the application or interpretation of this Code or the policies referenced herein should be directed to the Company’s Chief Compliance Officer or the President.  In the rare case where it may not be appropriate to discuss an issue with your supervisor, the Company’s Chief Compliance Officer or the President or where you do not feel comfortable approaching any of them with your question, it may be discussed with the Company's Legal Counsel, Jerry W. Slater, by calling (231) 882-4944.  If you prefer to write, address your concerns to:  Jerry W. Slater, Esq., 4886 Arbutus Lane, Beulah, MI  49617.

You can report ethical violations in confidence and without fear of retribution.  If your situation requires that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation or retribution of any kind against Employees for good faith reports of ethical violations.

Always ask first, and then act:  If you are unsure of what to do in any situation, seek guidance before you act.

This Code sets forth guidelines which all Employees are required to follow and any failure to comply with this Code may result in the termination of employment or service.  It should be read in conjunction with The Company’s complete Compliance Manual that also contains The Company’s policies, practices and procedures, as they may be revised from time to time.

Nothing in this Code shall be construed to create a contractual right to employment where none previously existed or shall in any way alter the at-will nature of any Employee's employment.

The Board of Directors, in discharging its governance responsibilities, reserves the right to amend, alter, or terminate this Code or its policies at any time for any reason.

QUARTERLY PERSONAL TRANSACTIONS REPORT

FOR THE CALENDAR QUARTER ENDED SEPTEMBER 30, 2013

Name of Reporting Employee:

STEP #1:  CHECK ITEMS (1) &/OR (2), IF APPLICABLE     STEP #2:  IF YOU HAVE NOT CHECKED ITEM (2), CHECK ITEM (3) & THEN (A) OR (B)

STEP #3: FILL IN ANY NECESSARY INFORMATION ON THE REVERSE SIDE   STEP #4:  SIGN AND DATE

 (1) I represent that I AM IN COMPLIANCE with the GAM. Code of Ethics and Insider Trading Policy within the firms Compliance Manual (dated January 2013), including the requirement that I report transactions1 in Instruments2 on behalf of me and my Related Persons (‘we” or “our”).3

   REPORTABLE TRANSACTIONS = All (i) purchases, (ii) sales, (iii) investments in unaffiliated private hedge funds and private equity funds and (iv) other acquisitions and dispositions of a Reportable Instrument, except Non-Reportable Transactions.

       NON-REPORTABLE TRANSACTIONS = (i) Transactions that are non-volitional, such as dividend reinvestment programs and other automatic investment plans, (ii) transactions in accounts over which neither the Employee nor his/her Related Persons have any direct or indirect influence or control and (iii) calls from a private equity fund.

2

REPORTABLE INSTRUMENTS = All (i) stocks, (ii) bonds, (iii) private (non-public) securities, (iv) interests in unaffiliated private hedge funds and private equity funds, (v) derivatives and (vi) commodities, except Non-Reportable Instruments.

     NON-REPORTABLE INSTRUMENTS = (i) Direct obligations of the U.S. Government, (ii) shares of U.S.-registered money market funds, (iii) shares of other types of U.S.-registered mutual funds, (iv) interests in variable insurance products, (v) bank certificates of deposit, (vi) bankers' acceptances, (vii) commercial paper, (viii) repurchase agreements and (ix) other high quality short-term debt instruments.

3   RELATED PERSON includes (i) your spouse, minor child and any other person living in your home, (ii) any trust or other entity in which both a trustee or control person and a beneficiary or beneficial owner are an Employee or someone listed in category (i), and (iii) any other person, trust or other entity determined from time to time by GAM Chief Compliance Officer to be a Related Person.

NOTE: Any accounts or other holdings of Instruments not reported in your latest Holdings Report may be reported in

“Additional Account/Instrument Reporting” at the end of this Report.

 (2) I/We had NO REPORTABLE TRANSACTIONS in Reportable Instruments this quarter.

 (3) I/We HAD REPORTABLE TRANSACTIONS in Reportable Instruments this quarter and:

 (A) FOR ALL OF THOSE TRANSACTIONS, THE CHIEF COMPLIANCE OFFICER RECEIVES DUPLICATE ACCOUNT STATEMENTS

AND/OR THE ACCOUNTS ARE MANAGED AT GAM.

– or –

 (B) FOR SOME OR ALL OF THOSE TRANSACTIONS, THE CHIEF COMPLIANCE OFFICER DOES NOT RECEIVE DUPLICATE ACCOUNT

STATEMENTS, AND THE ACCOUNTS ARE NOT MANAGED AT GAM  (NOTE: This includes ALL investments in private securities and unaffiliated private hedge funds and private equity funds)

FOR SUCH ACCOUNTS, I AM COMPLETING THE “TRANSACTION REPORTING” TABLE ON THE BACK OF THIS REPORT.

TRANSACTION REPORTING

  INSTRUCTIONS: IF YOU HAVE CHECKED ITEM (3)(B), please provide the following information for ONLY those transactions effected during this quarter where the Chief Compliance Officer does not receive duplicate account statements, and the accounts are not managed at GAM.

Name of Issuer & Title of Instrument	Date of Transaction	Number of Shares/Units or Principal Amount	Ticker Symbol or CUSIP No., if Applicable	Interest Rate and Maturity Date, if Applicable	Nature of Transaction (Purchase, Sale, etc.)	Price Per Share/Unit, if Applic-able & Total Price Paid	Name of Financial Institution Effecting Transaction	Name on Account & Relationship to Employee

If you have additional transactions, please provide this information on a separate sheet.

Neither this Report nor the recording of any included transactions should be construed as an admission that the Employee has any direct or indirect beneficial ownership in the Instrument

Signature

    Date

ADDITIONAL ACCOUNT/INSTRUMENT REPORTING - For any account held by the Employee and/or any Related Person that has not yet been reported, please provide below: (1) the name and address of the financial institution at which the account or Instrument is held (including the contact person, if available), (2) the account number, and (3) the name on the account and that person’s or entity’s relationship to you.

For any Instrument held (not in an account) by the Employee and/or any Related Person that has not yet been reported, please provide below: (1) the name of the issuer and the title of the Instrument, (2) any ticker symbol or CUSIP number, (3) the number of shares/units or principal amount owned and (4) who owns the Instrument and their relationship to you.

ANNUAL HOLDINGS REPORT

AS OF DECEMBER 31, 2013

I,

, hereby report on behalf of myself and all of my Related Persons,4 regarding (a) all Reportable Instruments5 that are beneficially owned, directly or indirectly, by any of us and (b) all of our accounts in which such Reportable Instruments are or can be bought, sold or held (“Accounts”).

Please CHECK ONLY ONE box in items 1, 2 or 3, below.

 1.  NO INSTRUMENTS OR ACCOUNTS.  I hereby report that, as of December 31, 2013, neither I nor any of my Related Persons: (a) beneficially owned, directly or indirectly, any Reportable Instruments or (b) had any Accounts.

{IF YOU CHECK THIS BOX, NOW SIGN AND DATE THE FORM ON PAGE 2}

-OR-

4 RELATED PERSON = (i) Your spouse, minor child and any other person living in your home; (ii) any trust or other entity in which both a trustee or control person and a beneficiary or beneficial owner are an Employee or someone listed in category (i); and (iii) any other person, trust or other entity determined from time to time by GAM.’s Chief Compliance Officer to be a Related Person.

5 REPORTABLE INSTRUMENTS = All securities, derivatives and commodities except : (i) direct obligations of the U.S. Government,  (ii) shares of U.S.-registered money market funds, (iii) shares of other types of U.S.-registered mutual funds, (iv) interests in variable insurance products, (v) money market instruments, namely, bank certificates of deposit, commercial paper, bankers' acceptances, repurchase agreements and other high quality short-term debt instruments and (vi) Instruments held in accounts approved by the Chief Compliance Officer in which the Employee (or his Related Person) has no direct or indirect influence or control.

6 These account statements must contain at least: (1) the name of the institution at which the account is maintained, and (2) for each Instrument owned, as applicable: (a) the title and type of security, (b) the exchange ticker symbol or CUSIP number and (c) the number of shares or principal amount.

 2.  ALL INSTRUMENTS AND ACCOUNTS AT GAM  I hereby report that, as of December 31, 2012, I and all of my Related Persons: (a) beneficially owned, directly or indirectly, all Reportable Instruments within our GAM Account(s) and (b) did not have any Account(s) outside of GAM.  For my GAM account(s), I hereby confirm the accuracy of the information maintained on the firm’s information systems.

{IF YOU CHECK THIS BOX, NOW SIGN AND DATE THE FORM ON PAGE 2}

-OR-

 3.   ALL OR SOME INSTRUMENTS, ACCOUNTS HELD OUTSIDE OF GAM. I hereby report that, as of December 31, 2013, I and/or all of my Related Persons: (a) beneficially owned, directly or indirectly, Reportable Instruments outside of any GAM Account we may have had and/or (b) had Accounts outside of GAM (“Away Accounts”). With respect to any GAM Account(s), I hereby confirm the accuracy of the information maintained on the firm’s information systems.

ONLY IF YOU HAVE CHECKED BOX #3, PLEASE ALSO CHECK ALL OF THE APPLICABLE BOXES:

(At least 1 box must be checked)

 3A. I confirm the accuracy of the account statements as of December 31, 2013,[6] that have been previously provided to GAM, for Away Accounts held by me and my Related Persons.

TO BE USED IF YOU HAVE PREVIOUSLY SUBMITTED TO THE CCO ALL OR SOME DECEMBER 31, 2013 ACCOUNT STATEMENTS FOR YOURSELF AND YOUR RELATED PERSONS, AND THOSE STATEMENTS CONTAIN ALL OF THE INFORMATION DESCRIBED IN FOOTNOTE 3.

 3B.   Attached are account statements as of December 31, 2013 [3] for Away Accounts held by me and my Related Persons. (You must place any missing information (see footnote 3) and the date of submission on each of these account statements.)

TO BE USED FOR ANY DECEMBER 31, 2012 ACCOUNT STATEMENTS FOR YOURSELF AND YOUR RELATED PERSONS THAT YOU HAVE NOT PREVIOUSLY SUBMITTED TO THE CCO, PROVIDED THAT THE STATEMENTS BEING SUBMITTED CONTAIN ALL OF THE INFORMATION DESCRIBED IN FOOTNOTE 3.

 3C.  I have written below, or attached a writing that sets forth, the information requested FOR ALL REPORTABLE INSTRUMENTS AND AWAY ACCOUNTS NOT INCLUDED IN ITEMS 3A AND 3B.

                                                          REPORTABLE INSTRUMENTS:

Issuer & Type of Instrument	Any Exchange Ticker Symbol or CUSIP No.	No. of Shares/ Units or Principal Amount	Name and Address of Institution at which Instrument is Maintained	Person Who Owns the Instrument (If not you, the name and relationship)

              AWAY ACCOUNTS:

Name and Address of Institution at which Account is Maintained	Person Whose Account it is (If not you, the name and relationship)

     Signature                           Date

NEW EMPLOYEE SECURITIES REPORT

This information is current as of _______________ (must be current as of a date no more than 45 days before your commencing employment).  Return to Compliance Officer within 10 days of your commencing employment.

Please list all Securities in which you have a Beneficial Interest, as defined in the Code of Ethics.

Security (name, type, CUSIP or ticker symbol)	# of Shares or Principal Amount	Date Acquired

Please list all brokers, dealers and banks that maintain a brokerage account in which you have a Beneficial Interest, as defined in the Code of Ethics.

Name of Broker, Dealer or Bank	Account Name

I certify that I have read and understand the Code of Ethics and recognize that I am subject to it.  I certify that this is a complete list of all Securities in which I have a Beneficial Interest, and that I have complied with the requirements of the Code of Ethics including disclosure of all Securities Transactions for which the Code of Ethics requires disclosure.

Printed Name:

Signature:

Date:

Securities:  any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following:  1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of unaffiliated registered open-end investment companies (other than exchange traded funds).

Beneficial Interest:  ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

Employee Account:  each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate.  An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

Securities Transaction:  the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.  The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

Employee Account:  each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate.  An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.